September 15, 2006
FOR IMMEDIATE RELEASE
For more information contact:
October Strategies, Inc., 212-459-3729 or 303-471-4511
JUPITER TELECOMMUNICATIONS ANNOUNCES AUGUST 2006
SUBSCRIBER FIGURES
Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of August 31, 2006 served by J:COM’s 19 managed franchises reached over 2.2 million, up 13.0% since August 31, 2005. The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for J:COM TV, J:COM NET and J:COM PHONE reached 3.9 million overall, up 537,100 units or 15.8% from the year earlier. The bundle ratio (the average number of services received per subscribing household) rose to 1.76 from 1.71 the year earlier. Details follow in the table below:
Year-On-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

					Total
	Revenue Generating Units				Subscribing
	J:COM TV	J:COM NET	J:COM PHONE	RGU Total	Households
As of August 31, 2006	1,858,500	984,800	1,089,200	3,932,500	2,239,200
	Digital: 853,400
As of August 31, 2005	1,675,000	827,800	892,600	3,395,400	1,981,100
Net year-over-year increase	183,500	157,000	196,600	537,100	258,100
Net increase as percentage	11.0%	19.0%	22.0%	15.8%	13.0%
Note: The table above references subscribing household totals for companies managed by J:COM.

For Reference: See results for J:COM’s consolidated subsidiaries below.
Total consolidated subsidiaries: *18 franchises; 34 systems:

					Total
Consolidated Systems Total	Revenue Generating Units				Subscribing
	J:COM TV	J:COM NET	J:COM PHONE	RGU Total	Households
As of August 31, 2006	1,771,900	945,700	1,038,000	3,755,600	2,131,000
	Digital: 819,200
As of August 31, 2005	1,564,800	782,200	838,300	3,185,300	1,850,500
Net year-over-year increase	207,100	163,500	199,700	570,300	280,500
Net increase as percentage	13.2%	20.9%	23.8%	17.9%	15.2%
*Note: Cable Net Shimonoseki Co.,Ltd became a consolidated subsidiary in August, 2006. Total will now be 18 consolidated managed franchises.
About J:COM http://www.jcom.co.jp/
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving over 2.2 million subscribing households (as of August 31, 2006) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 19 managed franchises (as of August 31, 2006) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 8.1 million (as of August 31, 2006). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.
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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.